UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2004

AmeriVest Properties Inc.

(Exact name of small business issuer as specified in its charter)

Maryland	1-14462	84-1240264
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

1780 South Bellaire Street, Suite 100, Denver, Colorado 80222
(Address of principal executive offices)

(303) 297-1800
(Registrant’s telephone number)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01                                      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Please see discussion in Item 2.03.

ITEM 2.03                                      CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On October 21, 2004, AmeriVest Properties Inc. (“AmeriVest”) announced that, as of October 20, 2004, it entered into an agreement with KeyBank National Association as Administrative Agent for its Unsecured Revolving Credit Facility.

KeyBank has assumed and amended the Unsecured Credit Facility of $30,000,000 dated December 15, 2003 from Fleet Bank of Boston, a Bank of America company.  The amended KeyBank Unsecured Facility has been increased from $30,000,000 to $40,000,000 and the maturity date extended from November 12, 2005 to November 12, 2007.  Subject to certain requirements, the amended Unsecured Facility has the option of a one-time increase to $50,000,000, available up to December 31, 2005.  The amendment to the Unsecured Facility changes the interest rate options to LIBOR plus 350 basis points (from LIBOR plus 400 basis points) or the KeyBank Prime Rate Spread of Prime plus 275 basis points (from Prime plus 250). The previous annual Facility Fee of 150 basis points has been removed and replaced with a one-time commitment fee of 200 basis points.  The unused fee remains at 75 basis points.  In addition, the original provision of the Unsecured Facility which required an annual thirty-day pay down to zero has been modified to a pay down to $20,000,000 with the additional option, at the Agent’s discretion, of a 90-day extension.

The Unsecured Facility contains terms and provisions (including representations, covenants and conditions) customary for transactions of this type. Financial covenants include maintenance of minimum tangible net worth, maximum leverage ratio, minimum interest coverage ratio, and minimum fixed charge coverage ratio.  Other covenants include restrictions on the ability of AmeriVest and its subsidiaries to, among other things, dispose of assets; incur additional indebtedness; incur guaranty obligations; pay dividends or make other capital distributions; make capital expenditures; create liens on assets; make investments, loans or advances; make acquisitions; engage in sale-leaseback transactions; and engage in mergers or consolidations, liquidations and dissolutions.  Certain covenant ratio increases included in the original agreement have been delayed or reduced.

The Unsecured Facility contains customary events of default, including nonpayment of principal, interest, fees or other amounts; inaccuracy of representations and warranties; violation of covenants; certain bankruptcy events; cross-defaults to other material indebtedness; change of control events; material judgments; certain ERISA-related events; and the invalidity of the loan documents (including the subsidiary guaranty). If an event of default occurs and is continuing under the Unsecured Facility, the lenders may terminate their obligations thereunder and may require AmeriVest and the subsidiary guarantors to repay all amounts thereunder.

The KeyBank commitment fee will be capitalized and amortized to interest expense over the life of the loan agreement.  AmeriVest will incur a charge of approximately $150,000 in the fourth quarter of 2004 related to the unamortized balance of costs associated with the original Fleet Unsecured Revolving Credit Facility.

AmeriVest is currently negotiating a similar agreement with KeyBank on its Secured Credit Facility.

The foregoing description of the Unsecured Facility is not complete and is qualified in its entirety by the actual terms of the Unsecured Facility, a copy of which is filed as an exhibit hereto and is incorporated herein by reference.

A copy of AmeriVest’s press release is included under Item 9.01(c) as Exhibit 99.1 to this report and is included in this Item by reference.  A copy of the First Amended and Restated Unsecured Revolving Credit Agreement, dated as October 20, 2004 among AmeriVest Properties Inc. and KeyBank National Association, as Administrative Agent, KeyBanc Capital Markets, as Sole Lead Arranger and Book Manager and The Lender Parties thereto and the associated Agreement Regarding Fees are included under Item 9.01(c) as Exhibit 10.1 to this report and is included in this Item by reference.

ITEM 9.01                                       FINANCIAL STATEMENTS AND EXHIBITS

(c)                                  Exhibits.

Exhibit 10.1                                    First Amended and Restated Unsecured Revolving Credit Agreement, dated as October 20, 2004 among AmeriVest Properties Inc. and KeyBank National Association, as Administrative Agent, KeyBanc Capital Markets, as Sole Lead Arranger and Book Manager and The Lender Parties thereto.

Exhibit 99.1                                    Press release dated October 21, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERIVEST PROPERTIES INC.

Dated: October 26, 2004
	By:	/s/ Kathryn L. Hale
Kathryn L. Hale
Chief Financial Officer